Exhibit 5.3

W. E. Applegate, III
Attorney at Law

T 843 579 7011
F 843 579 8703
January 11, 2007	samapplegate@mvalaw.com

Moore & Van Allen PLLC

Suite 300
40 Calhoun Street
Enterprise Computer Systems, Inc.	Charleston, SC 29401-3535
c/o Activant Solutions Inc.
804 Las Cimas Parkway	Mailing Address:
Austin, Texas 78746	Post Office Box 22828
Charleston, SC 29413-2828
Ladies and Gentlemen:
We are attorneys licensed to practice law in the State of South Carolina. We have acted as special South Carolina counsel to Enterprise Computer Systems, Inc., a South Carolina corporation (the “South Carolina Guarantor”), in connection with the proposed issuance by Activant Solutions Inc., a Delaware corporation (the “Issuer”), of up to $175,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2016 (the “Exchange Notes”) and the issuance by the South Carolina Guarantor of its guarantee (the “Guarantee”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 9 1/2% Senior Subordinated Notes due 2016 and their related guarantees, which have not been so registered (the “Exchange Offers”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture referred to below.
The Exchange Notes and the Guarantee will be issued under an indenture dated as of May 2, 2006 (the “Indenture”) among Lone Star Merger Corp., the Issuer, Activant Solutions Holdings Inc., the South Carolina Guarantor, the other guarantors under the Indenture (together with the South Carolina Guarantor, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee. The terms of the Guarantee are contained in the Indenture. This opinion is furnished in accordance with the requirements of Item 601 (b)(5) of Regulation S-K under the Securities Act.
In rendering our opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) an executed copy of the Indenture and (ii) such other records, agreements, certificates and documents, and have made such other investigations, as we have deemed necessary as a basis for the opinions expressed herein, including the documents listed in Exhibit A hereto. In our examination, we have assumed (i) the genuineness of all signatures, (ii) the completeness and accuracy of all corporate records provided to us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all copies of documents submitted to us as copies, (v) that the Board Resolutions of the Texas Guarantor listed in Exhibit A are in full force and effect and have not been amended, rescinded or

Charlotte, NC Research Triangle, NC

Enterprise Computer Systems, Inc.
January 11, 2007

superseded and (vi) that the Indenture is in full force and effect and no provisions thereof have been amended or waived. We have also relied, as to all questions of fact material to this opinion, upon (i) certificates of public officials and officers of the South Carolina Guarantor, (ii) representations made to us by one or more officers or employees of the Guarantors, and (iii) the representations and warranties of the South Carolina Guarantor in the Indenture. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.
“South Carolina Law” means the laws of the Commonwealth of South Carolina that a South Carolina lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the South Carolina Guarantor, the Indenture or the Guarantee, provided that “South Carolina Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. We express no opinion as to any laws other than South Carolina Law.
In rendering our opinion, we express no opinion herein as to the applicability or effect of any fraudulent transfer or similar law on the Indenture and Guarantee or the transactions contemplated thereby.
Based upon and subject to the foregoing and to the additional qualifications set forth herein, we are of the opinion that:
1.	The Indenture has been duly authorized, executed and delivered by the South Carolina Guarantor.

2.	The Guarantee has been duly authorized and issued by the South Carolina Guarantor.

3.	Neither the execution and delivery of the Indenture and the Guarantee by the South Carolina Guarantor nor the performance of the obligations of the South Carolina Guarantor under the terms thereof violates South Carolina Law.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by the Issuer with the SEC relating to the Exchange Offer and the Guarantees in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving this consent we do not thereby admit that we are included in the category

Enterprise Computer Systems, Inc.
January 11, 2007

of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.
We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including without limitation any opinions as to the enforceability of the Indenture or Guarantee. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing facts, statutes, rules, regulations and judicial decisions, and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Very truly yours, /s/ Moore & Van Allen, PLLC

EXHIBIT A
DOCUMENTS REVIEWED
•	The Articles of Incorporation of the South Carolina Guarantor, as filed with the Secretary of State of the State of South Carolina as of August 3, 1978, as amended.

•	The Bylaws of the South Carolina Guarantor, certified to us by an officer of the South Carolina Guarantor as being complete and in full force and effect as of the date of this opinion and at all times since May 2, 2006.

•	The resolutions adopted by the South Carolina Board of Directors as of May 2, 2006, approving the execution, delivery and performance of the Opinion Documents (the “South Carolina Guarantor Board Resolutions”).

•	A Certificate of Existence for the South Carolina Guarantor issued by the South Carolina Secretary of State, dated January 9, 2007.

•	The Certificate of the South Carolina Guarantor executed by an officer of the South Carolina Guarantor dated January 11, 2006.